EXHIBIT 99.1

Press Release

II-1

Exhibit 99.1

Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/924-5500

News Release

Contact:	William J. Coote
Treasurer
212-886-0614
bill.coote@bowne.com

For Immediate Release

Bowne Announces Placement of Convertible
Subordinated Debentures

Offering of $75 Million of 5.00% Convertible Subordinated Debentures

NEW YORK, September 19, 2003 — Bowne & Co., Inc. (NYSE: BNE) (the “Company”) today announced that it has privately sold $75.0 million principal amount of 5.00% convertible subordinated debentures due October 1, 2033 (the “Debentures”). The Debentures will be convertible into approximately 4.06 million shares of the Company’s common stock at a conversion price of $18.48 per share. The sale of the Debentures is expected to close on September 24, 2003. The Company has also granted an option to the initial purchasers for up to an additional $15.0 million in principal amount of Debentures.

The Company intends to use the net proceeds from this sale to repay debt under its $175.0 million revolving credit facility and may redeem up to $25.0 million of its outstanding senior notes, at par. The repayment under the Company’s $175.0 million revolving credit facility will permanently reduce the aggregate commitment level of the lenders by an equal amount.

The Debentures will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures have not been and will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered nor sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The company notes that forward-looking statements for future performance like those given above are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions.

Bowne & Co., Inc., established in 1775, is a global leader in delivering high-value document management solutions that empower our clients’ communications.

•	Bowne Financial Print, the world’s largest financial printer, offers the most comprehensive array of transactional and compliance-related services to create, manage, translate and distribute mission-critical documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications, enabling clients to strengthen their customer relationships and increase market leadership.

•	Bowne Business Solutions delivers a full array of business process outsourcing services in word processing, desktop publishing, information technology, litigation resource management and office document services.

•	Bowne Global Solutions offers a broad range of globalization/localization services to help companies adapt communications developed in one country to meet the social, cultural and business requirements for successful distribution in another.

Bowne & Co. Inc., www.bowne.com, combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world.